Exhibit 99.1

Chicopee Bancorp, Inc. Reports First Quarter Results

CHICOPEE, Mass.--(BUSINESS WIRE)--April 25, 2012--Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months ended March 31, 2012.

The Company reported net income for the three months ended March 31, 2012 of $397,000, or $0.08 earnings per share, as compared to net income of $43,000, or $0.01 earnings per share, for the same period in 2011. The increase in net income for the three months ended March 31, 2012 compared to the three months ended March 31, 2011, was primarily due to an increase in net interest income of $236,000, or 5.4%, a decrease in the provision for loan losses of $226,000, or 97.0%, and an increase in non-interest income of $20,000, or 3.0%. These increases were partially offset by an increase in non-interest expense of $84,000, or 1.8%, and an increase in income tax expense of $44,000 from $5,000 at March 31, 2011 to $49,000 at March 31, 2012.

Net interest income increased $236,000, or 5.4%, from $4.4 million at March 31, 2011 to $4.6 million at March 31, 2012. The increase in net interest income was primarily due to a $306,000, or 16.8%, decrease in interest expense.

The net interest margin increased 2 basis points from 3.44%, for the three months ended March 31, 2011, to 3.46% for the three months ended March 31, 2012. The interest rate spread increased 8 basis points from 3.10% at March 31, 2011 to 3.18% at March 31, 2012. The average cost of funds declined 35 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average balance of demand deposits, an interest free source of funds, increased $17.9 million, or 37.5%, for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

The provision for loan losses was $7,000 for the three months ended March 31, 2012 compared to $233,000 for the three months ended March 31, 2011, a decrease of $226,000, or 97.0%. Non-performing loans decreased $1.6 million, or 29.6% from $5.3 million, or 1.19% of total loans at March 31, 2011, to $3.7 million, or 0.83% of total loans at March 31, 2012. Total non-performing assets decreased $1.1 million, or 19.3%, from $5.8 million, or 0.99% of total assets, at March 31, 2011 to $4.6 million, or 0.77% of total assets at March 31, 2012. The allowance for loan losses as a percentage of total loans decreased from 1.0% at March 31, 2011 to 0.98% at March 31, 2012 and the allowance for loan losses as a percentage of non-performing loans increased from 83.6% at March 31, 2011 to 118.9% at March 31, 2012.

Non-interest income for the three months ended March 31, 2012, increased $20,000, or 3.0%, from $661,000 at March 31, 2011 to $681,000 at March 31, 2012. Income from customer service fees and commissions increased $74,000, or 15.9%, partially offset by a $45,000, or 71.4%, increase in net losses on other real estate owned (OREO).

Non-interest expense increased $84,000, or 1.8%, for the three months ended March 31, 2012 compared to the three months ended March 31, 2011. Non-interest expense increased primarily due to the increase in furniture and equipment of $29,000, or 11.6%, an increase in data processing of $21,000, or 7.2%, an increase in professional fees of $23,000, or 16.2%, an increase in advertising expense of $23,000, or 18.3%, an increase in stationery, supplies and postage of $25,000, or 30.1%, and an increase of $91,000, or 19.6%, in other non-interest expense. These increases were partially offset by a decrease of $68,000, or 2.4%, in salaries and benefits, a decrease of $52,000, or 11.6%, in occupancy expense due to the lack of snowfall in the first quarter of 2012, and an $8,000, or 7.8%, decrease in FDIC insurance expense due to lower assessment rates. The $68,000, or 2.4%, decrease in salaries and benefits from the previous year was due to the retirement of one of our senior officers on March 31, 2011.

Average interest earning assets for the three months ended March 31, 2012, increased $26.7 million, or 5.0%, from the same period in 2011. The yield on assets decreased 27 basis points, primarily due to the 25 basis point decrease in loan yields, offset by the 61 basis point increase in the investment yield, specifically, tax-exempt industrial revenue bonds. While interest-bearing liabilities increased $13.7 million, or 3.2%, the average cost of funds decreased 35 basis points and was driven primarily by the 39 basis point decrease in the cost of interest-bearing deposits.

Total assets decreased $11.2 million, or 1.8%, from $616.3 million at December 31, 2011 to $605.1 million at March 31, 2012. The decrease in total assets was primarily due to a decrease in investments of $11.5 million, or 15.4%, and a decrease in cash and cash equivalents of $5.5 million, or 9.1%, partially offset by the increase in net loans of $6.1 million, or 1.4%, from $443.5 million at December 31, 2011 to $450.0 million at March 31, 2012.

The significant components of the increase in net loans was an increase of $4.3 million, or 13.4%, in commercial construction loans, and an increase of $3.1 million, or 1.7%, in commercial real estate loans. These increases were partially offset by a decrease of $850,000, or 1.1%, in commercial and industrial loans and a decrease of $885,000, or 0.7%, in one- to four-family residential real estate loans. The $4.3 million, or 13.4%, increase in commercial construction loans was due to loans to existing commercial relationships for the expansion of their facilities. Upon completion, the loans will be transferred to the commercial real estate portfolio. The decrease in one- to four-family residential real estate loans was primarily due to prepayments and refinancing activity attributed to the historically low interest rates. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company continues to sell fixed rate, low coupon residential real estate loans to the secondary market. In the first quarter of 2012, the Company sold $6.7 million in low coupon residential real estate loans and currently services $83.0 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses of $4.4 million, or 0.98% of total loans, decreased $128,000, or 2.8%, from December 31, 2011. The allowance for loan losses as a percentage of non-performing loans was 118.9% at March 31, 2012 and 97.1% at December 31, 2011. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.98% allowance for loan losses to total loans is sufficient to cover estimated losses.

Asset quality continues to be the top focus for management and we continue to work aggressively to resolve problem loans as they arise. Non-performing assets decreased $1.0 million, or 17.4%, from $5.6 million, or 0.91% of total assets, at December 31, 2011 to $4.6 million, or 0.77% of total assets at March 31, 2012. Non-performing assets at March 31, 2012, included $3.7 million of non-performing loans and $901,000 of OREO. Non-performing loans decreased $1.0 million, or 20.6%, from $4.7 million, or 1.05% of total loans, at December 31, 2011 to $3.7 million, or 0.83% of total loans, at March 31, 2012. From December 31, 2011 to March 31, 2012, residential real estate non-performing loans decreased $642,000, or 28.9%, commercial and industrial non-performing loans decreased $334,000, or 25.6%, commercial real estate non-performing loans decreased $317,000, or 39.7%, and consumer non-performing loans decreased $45,000, or 57.0%. These decreases were partially offset by an increase of $331,000, or 100%, in construction non-performing loans and an increase of $38,000, or 12.4%, in home equity non-performing loans. For the three months ended March 31, 2012, the Company reported net charge-offs of $135,000, or 0.03%, of total average loans, compared to $222,000, or 0.05%, of total average loans, for the same period in 2011. Charge-offs were associated with specific allocations on previously reserved loans through the allowance for loan losses.

The investment securities portfolio, including held-to-maturity and available-for-sale securities, decreased $11.5 million, or 15.4%, to $62.9 million at March 31, 2012 from $74.5 million at December 31, 2011. The decrease in investments was primarily due to maturities of $11.0 million, or 40.7%, in U. S. Treasury securities.

Total deposits decreased $4.8 million, or 1.1%, from $453.4 million at December 31, 2011 to $448.6 million at March 31, 2012. Core deposits increased $4.0 million, or 1.7%, from $240.3 million at December 31, 2011 to $244.3 million at March 31, 2012. Demand deposits decreased $5.4 million, or 7.9%, money market accounts decreased $4.9 million, or 5.1%, to $102.5 million, NOW accounts increased $3.0 million, or 11.1%, and savings accounts increased $1.6 million, or 3.3%. The $4.0 million, or 1.7%, increase in core deposits was partially offset by the $8.8 million, or 4.1%, decrease in certificates of deposit to $204.3 million at March 31, 2012 compared to $213.1 million at December 31, 2011. The decrease in certificates of deposit was mainly attributed to the strategic run-off of high cost accounts as a result of management’s focus to lower the cost of deposits and allow higher cost, short-term time deposits to mature without renewals.

Borrowings decreased $5.3 million, or 7.5%, from $71.6 million at December 31, 2011 to $66.3 million at March 31, 2012 and consisted of repurchase agreements of $9.9 million and Federal Home Loan Bank advances of $56.4 million at March 31, 2012.

Stockholders’ equity decreased $1.0 million, or 1.1%, from $90.8 million at December 31, 2011 to $89.7 million at March 31, 2012. The decrease in stockholders’ equity was primarily due to the repurchase of the Company’s stock at a cost of $1.8 million, partially offset by an increase in stock-based compensation of $266,000, or 5.6%, an increase in additional paid in capital of $139,000, or 5.0%, and net income of $397,000. Pursuant to the Company’s Stock Repurchase Programs previously announced, the Company repurchased 128,589 shares of Company stock at an average price of $14.38 per share.

At March 31, 2012, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under federal banking regulations. Our capital management strategies allowed us to increase our book value per share by $0.17, or 1.1%, to $16.00 at March 31, 2012 compared to $15.83 at December 31, 2011.

Although these continue to be difficult times for the industry which is faced with slow growth, a weak housing market and high unemployment, we are pleased with the growth in earnings and the strong growth in both loans and core deposits, the cornerstones for enhancing the franchise value of the Company. The loan portfolio grew by $6.1 million, or 1.4%, and core deposits increased by $4.0 million, or 1.7%.

As we have stated in previous releases, the Company’s net income has been challenged by exceptionally low short-term interest rates. We continue to sacrifice short-term results to protect earnings when interest rates rise and have positioned the balance sheet to benefit from the increase in interest rates. Despite the low interest rate environment, net interest income, the primary source of revenues for the Company, increased $236,000, or 5.4%, for the three months ended March 31, 2012 compared to the same period in 2011. This was accomplished by managing the cost of funds to offset the continued decrease in the asset yield. The net interest margin increased 2 basis points from 3.44% at March 31, 2011 to 3.46% at March 31, 2012.

We closely monitor loan delinquency and proactively work through problem loans. Asset quality remains favorable at March 31, 2012 as reflected in the ratio of non-performing loans as a percentage of total loans of 0.83% and non-performing assets as a percentage of total assets of 0.77%. Total delinquency as a percentage of total loans was 1.41% at March 31, 2012 compared to 1.67% at December 31, 2011, indicating that management is effectively managing asset quality.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars In Thousands)

	March 31,	December 31,
ASSETS	2012	2011
	(Unaudited)

Cash and due from banks	$14,309	$10,665
Federal funds sold	41,265	50,457
Total cash and cash equivalents	55,574	61,122

Securities available-for-sale, at fair value	626	613
Securities held-to-maturity, at cost (fair value $68,309 and $80,607 at March 31, 2012 and December 31, 2011, respectively)	62,353	73,852
Federal Home Loan Bank stock, at cost	4,277	4,489
Loans, net of allowance for loan losses ($4,448 at March 31, 2012 and $4,576 at December 31, 2011)	449,550	443,471
Loans held for sale	1,604	1,635
Other real estate owned	901	913
Mortgage servicing rights	385	344
Bank owned life insurance	13,523	13,427
Premises and equipment, net	9,818	9,853
Accrued interest and dividends receivable	1,562	1,527
Deferred income tax asset	2,888	2,893
FDIC prepaid insurance	730	824
Other assets	1,270	1,343
Total assets	$605,061	$616,306

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Interest-bearing	$385,239	$384,578
Non-interest-bearing	63,378	68,799
Total deposits	448,617	453,377

Securities sold under agreements to repurchase	9,883	12,340
Advances from Federal Home Loan Bank	56,373	59,265
Accrued expenses and other liabilities	445	542
Total liabilities	515,318	525,524

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at March 31, 2012 and December 31, 2011)	72,479	72,479
Treasury stock, at cost (1,831,564 shares at March 31, 2012 and 1,703,065 shares at December 31, 2011)	(24,039)	(22,190)
Additional paid-in-capital	2,939	2,800
Unearned compensation (restricted stock awards)	(354)	(546)
Unearned compensation (Employee Stock Ownership Plan)	(4,092)	(4,166)
Retained earnings	42,805	42,408
Accumulated other comprehensive (loss) income	5	(3)
Total stockholders' equity	89,743	90,782
Total liabilities and stockholders' equity	$605,061	$616,306

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Interest and dividend income:
Loans, including fees	$5,685	$5,809
Interest and dividends on securities	414	367
Other interest-earning assets	19	12
Total interest and dividend income	6,118	6,188

Interest expense:
Deposits	1,146	1,374
Securities sold under agreements to repurchase	5	10
Other borrowed funds	365	438
Total interest expense	1,516	1,822

Net interest income	4,602	4,366
Provision for loan losses	7	233

Net interest income after provision for loan losses	4,595	4,133

Non-interest income:
Service charges, fees and commissions	540	466
Loan sales and servicing, net	153	148
Net gain on sales of securities available-for-sale	-	12
Net loss on other real estate owned	(108)	(63)
Income from bank owned life insurance	96	98
Total non-interest income	681	661

Non-interest expenses:
Salaries and employee benefits	2,771	2,839
Occupancy expenses	395	447
Furniture and equipment	279	250
FDIC insurance assessment	94	102
Data processing	314	293
Professional fees	165	142
Advertising	149	126
Stationery, supplies and postage	108	83
Other non-interest expense	555	464
Total non-interest expenses	4,830	4,746

Income before income taxes	446	48
Income tax expense	49	5
Net income	$397	$43

Earnings per share: (1)
Basic	$0.08	$0.01
Diluted	$0.08	$0.01

Adjusted weighted average shares outstanding:
Basic	5,070,119	5,421,684
Diluted	5,119,446	5,454,160

(1)

Common stock equivalents are excluded from the computation of diluted net income per share for the three months ended March 31, 2012 and 2011, since the inclusion of such equivalents would be anti-dilutive.

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March
	2012	2011

Operating Results:
Net interest income	$4,602	$4,366
Loan loss provision	7	233
Non-interest income	681	661
Non-interest expense	4,830	4,746
Net income	397	43

Performance Ratios:
Return on average assets	0.26%	0.03%
Return on average equity	1.76%	0.19%
Interest rate spread	3.18%	3.10%
Net interest margin	3.46%	3.44%
Non-interest income to average assets	0.45%	0.47%
Non-interest expense to average assets	3.22%	3.36%
Efficiency Ratio	91.43%	94.41%
Average Equity to Average Assets	15.01%	16.11%

Per Share Data
Diluted earnings per share	$0.08	$0.01
Stock price at period end	$14.50	$14.00
Book value per share	$16.00	$15.39

	At March 31,	At December 31,
	2012	2011

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.98%	1.02%
Allowance for loan losses as a percent of total non-performing loans	118.87%	97.13%
Net charge-offs to average loans outstanding during the period	0.03%	0.16%
Non-performing loans as a percent of total loans	0.83%	1.05%
Non-performing assets as a percent of total assets	0.77%	0.91%

Other Data:

Number of Offices	9	9
(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer